Exhibit 99.1

New York Community Bancorp, Inc. Reports Third Quarter 2012 Diluted Non-GAAP Cash EPS of $0.32(1) and Diluted GAAP EPS of $0.29

Board of Directors Declares 35th Consecutive Quarterly Cash Dividend of $0.25 per Share

3rd Quarter 2012 Highlights

  Continued Earnings Strength:

- GAAP earnings totaled $128.8 million, generating a 1.29% return on average tangible assets (“ROTA”) and a 17.10% return on average tangible stockholders’ equity (“ROTE”).(2)

- Cash earnings totaled $139.2 million, generating a 1.37% ROTA and an 18.06% ROTE.(1)(2)

  A Solid Margin:

- Reflecting near-record prepayment penalty income, continued loan growth, and a decline in the cost of deposits, the margin was 3.17% in 3Q 2012.

  Significant Mortgage Banking Activity:

- Mortgage banking income totaled $52.6 million in the current third quarter, reflecting a better than two-fold increase from the year-earlier amount.

  Continued Improvement in Asset Quality:

- Net charge-offs represented 0.03% of average loans in the quarter, an improvement from 0.05% and 0.04%, respectively, in the trailing and year-earlier three months.

- Non-performing non-covered assets declined $119.9 million, or 29.2%, from the end of December to $290.5 million at September 30, 2012. The September 30th balance represents 0.66% of total assets, reflecting a nine-month improvement of 32 basis points.

  Increased Loan Production:

- The Company originated $5.0 billion of loans in the quarter, including $2.1 billion of loans held for investment and $2.9 billion of loans held for sale.

  Continued Efficiency:

- The GAAP efficiency ratio was 40.50% in 3Q 2012.(3)

  Continued Capital Strength:

- Tangible stockholders' equity represented 7.74% of tangible assets at the end of the quarter, excluding accumulated other comprehensive loss, net of tax ("AOCL"). (2)

WESTBURY, N.Y.--(BUSINESS WIRE)--October 24, 2012--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported GAAP earnings of $128.8 million, or $0.29 per diluted share, for the three months ended September 30, 2012, generating a 1.29% return on average tangible assets and a 17.10% return on average tangible stockholders’ equity.(2)

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Note: Please see the last page of this release for all footnotes to the text. As further discussed in the footnotes, “cash earnings,” “tangible assets” and “average tangible assets,” “tangible stockholders’ equity” and “average tangible stockholders’ equity,” and the related measures are non-GAAP financial measures.

The Company also reported non-GAAP cash earnings of $139.2 million, or $0.32 per diluted share, for the current third quarter, which contributed $10.4 million, or 8.1%, more to tangible stockholders’ equity than its third-quarter GAAP earnings alone.(1)(2)

For the nine months ended September 30, 2012, the Company reported GAAP earnings of $378.3 million, representing a year-over-year increase of $15.9 million and a $0.04 rise in diluted earnings per share to $0.86. During this time, the Company’s non-GAAP cash earnings were $409.0 million, or $0.93 on a diluted per-share basis, and contributed $30.8 million, or 8.1%, more to tangible stockholders’ equity than its nine-month GAAP earnings alone.(1)(2)

Commenting on the Company's third quarter results, President and Chief Executive Officer Joseph R. Ficalora stated, “We are very pleased by the continued strength of our financial performance, and by the contribution to earnings of our two-pronged lending strategy.

“Reflecting our diversified revenue stream and the quality of our assets, we recorded third quarter GAAP earnings of $128.8 million and extended our record of industry-leading returns. In the three months ended September 30, 2012, our earnings produced a 1.29% return on average tangible assets, and a return on average tangible stockholders’ equity of 17.10%. In the nine months ended at that date, our returns also were solid--with GAAP earnings of $378.3 million producing respective returns of 1.30% and 16.87%. On a diluted per-share basis, our earnings were $0.29 in the quarter, bringing our year-to-date earnings to $0.86 per diluted share.(2)

“While multi-family lending remains our primary focus--third quarter originations exceeded $1.6 billion--we continue to reap the benefits of our mortgage banking operation, which funded $2.9 billion of loans for sale in the last three months alone. With mortgage rates at historical lows and more homeowners refinancing, mortgage banking income totaled $52.6 million in the quarter--more than twice the amount we recorded in the third quarter of last year.

“Refinancing also drove our multi-family loan production, and resulted in a near-record level of income from prepayment penalties. While prepayment penalty income contributed nicely to our spread and margin, these measures also were supported by the growth of our interest-earning assets and a decline in our cost of funds. Largely reflecting the deposits we assumed on June 28th in our Aurora Bank transaction, our average cost of deposits fell seven basis points linked-quarter, to 0.64%.

“Another significant feature of our third quarter performance was the quality of our assets. Non-performing non-covered assets declined for the eighth consecutive quarter, to $290.5 million, representing 0.66% of total assets at quarter-end. Since the end of last year, our NPAs are down $119.9 million, reflecting declines in both non-performing loans and other real estate owned. In addition, net charge-offs declined to $8.9 million in the quarter, representing a mere 0.03% of average loans.”

Board of Directors Declares $0.25 per Share Dividend, Payable on November 16, 2012

“Reflecting the strength of both our earnings and our capital position, the Board of Directors last night declared--for the 35th consecutive quarter--a quarterly cash dividend of $0.25 per share. The dividend is payable on November 16th to shareholders of record at the close of business on November 7, 2012,” Mr. Ficalora said.

Balance Sheet Summary

Assets

Total assets rose $606.4 million and $2.1 billion, respectively, to $44.1 billion in the three and nine months ended September 30, 2012.

Loans

Total loans, net, represented $31.2 billion, or 70.9%, of total assets at the end of September, reflecting a three-month increase of $363.1 million and a nine-month increase of $1.1 billion, or 4.8% annualized. Included in the balance at September 30, 2012 were non-covered loans held for investment (“loans held for investment”) of $26.8 billion, non-covered loans held for sale (“loans held for sale”) of $1.2 billion, and covered loans of $3.4 billion.

Non-Covered Loans Held for Investment

Loans held for investment represented $26.8 billion, or 60.8%, of total assets at the end of September, reflecting a $330.1 million increase from the June 30th balance and a $1.3 billion increase from the balance at December 31st. The Company originated $2.1 billion of loans for investment in the current third quarter, bringing the year-to-date total to $6.1 billion.

At September 30, 2012, multi-family loans represented $18.5 billion, or 68.9%, of total loans held for investment, reflecting a $289.2 million increase from the June 30th balance and a $1.0 billion increase from the balance at December 31st. The Company originated $1.6 billion of multi-family loans over the course of the quarter, exceeding the trailing-quarter volume by $357.8 million and the year-earlier volume by $614.6 million. The steady growth of the portfolio during the year has been driven by the decline in market interest rates to historically low levels, and a resultant rise in property sales and refinancing activity. At September 30, 2012, the average multi-family loan had a principal balance of $4.2 million and the portfolio had an expected weighted average life of 2.8 years.

Commercial real estate (“CRE”) loans represented $7.2 billion, or 26.8%, of loans held for investment at the end of September, reflecting a $35.6 million increase from the June 30th balance and a $338.0 million increase from the balance at December 31st. The three-month increase was limited by a decline in originations, as the Company deployed more of its cash flows into multi-family loans. CRE loan originations totaled $292.2 million in the current third quarter, down $236.2 million on a linked-quarter basis and $423.5 million year-over-year. At September 30, 2012, the average CRE loan had a principal balance of $4.4 million and the portfolio had an expected weighted average life of 3.3 years.

The Company continued to reduce its portfolios of acquisition, development, and construction (“ADC”) loans and other loans in the current third quarter, with ADC loans representing $383.7 million, or 1.4%, of total loans held for investment and other loans representing $638.7 million, or 2.4%, at quarter-end. Included in the latter amount were commercial and industrial ("C&I") loans of $584.5 million.

Non-Covered Loans Held for Sale

The portfolio of loans held for sale consists of one-to-four family loans that are originated throughout the country by the Company’s mortgage banking subsidiary, NYCB Mortgage Company, LLC, primarily for sale to government-sponsored enterprises ("GSEs").

In the first nine months of 2012, originations of one-to-four family loans held for sale totaled $7.9 billion, including $2.9 billion in the third quarter of the year. The latter amount exceeded the trailing quarter's volume by $269.5 million and the volume in the third quarter of 2011 by $1.1 billion.

The increase in production was fostered by the historically low level of interest rates on residential mortgages, and by the Federal Reserve Bank’s most recent round of quantitative easing, QE3. With more homeowners refinancing and home purchase transactions holding steady, the average balance of loans held for sale rose to $1.1 billion in the current third quarter, from $859.7 million and $586.4 million, respectively, in the trailing and year-earlier three months.

Covered Loans

Primarily reflecting repayments, covered loans declined $115.5 million and $352.4 million, respectively, from the balances at June 30, 2012 and December 31, 2011, to $3.4 billion at September 30, 2012. All of the Company’s covered loans were acquired in FDIC-assisted acquisitions and are covered by loss sharing agreements with the FDIC.

Pipeline

The current loan pipeline is approximately $5.2 billion, including loans held for investment of approximately $2.2 billion and one-to-four family loans held for sale of approximately $3.0 billion.

Asset Quality

The following discussion pertains only to the Company's portfolio of non-covered loans held for investment and non-covered other real estate owned ("OREO").

The Company’s asset quality improved for the eighth consecutive quarter, as the balance of non-performing non-covered loans declined to $246.6 million at September 30, 2012. The September 30th balance was $5.4 million lower than the June 30th balance and $79.2 million, or 24.3%, lower than the balance at December 31st. In addition, non-performing non-covered loans represented 0.82% of total loans at the end of September, an improvement from 0.84% and 1.11%, respectively, at the earlier period-ends.

In addition, OREO totaled $43.9 million at the end of September, reflecting a $3.4 million decrease from the June 30th balance and a $40.6 million, or 48.1%, decrease from the balance at December 31st.

Reflecting these improvements, non-performing non-covered assets totaled $290.5 million at the end of September, reflecting a three-month decrease of $8.8 million and a nine-month decrease of $119.9 million, or 29.2%. The September 30th amount was equivalent to 0.66% of total assets, an improvement from 0.69% and 0.98%, respectively, at the prior period-ends.

The following table provides a summary of the Company's non‐performing non‐covered assets at the indicated dates:

	September 30,	June 30,	December 31,
(dollars in thousands)	2012	2012	2011
Non-performing non-covered mortgage loans:
Multi-family	$139,293	$156,711	$205,064
Commercial real estate	54,641	54,888	68,032
Acquisition, development, and construction	24,813	24,996	29,886
One-to-four family	9,487	8,977	11,907
Total non-performing non-covered mortgage loans	$228,234	$245,572	$314,889
Other non-performing non-covered loans	18,334	6,434	10,926
Total non-performing non-covered loans	$246,568	$252,006	$325,815
Non-covered other real estate owned	43,932	47,301	84,567
Total non-performing non-covered assets	$290,500	$299,307	$410,382

Non-performing non-covered loans to total loans	0.82%	0.84%	1.11%
Non-performing non-covered assets to total assets	0.66%	0.69%	0.98%

The improvement in asset quality was further reflected in the level of net charge-offs, which fell $5.0 million on a linked-quarter basis and $4.2 million year-over-year. At $8.9 million, net charge-offs represented 0.03% of average loans in the current third quarter, an improvement from 0.05% and 0.04%, respectively, in the earlier periods.

The balance of non-covered loans 30 to 89 days past due totaled $48.9 million at the end of September, up $10.3 million from the June 30th balance and down $62.8 million from the balance at December 31st.

At September 30, 2012, the allowance for losses on non-covered loans totaled $139.0 million, representing a $1.1 million increase from the June 30th balance and a $1.7 million increase from the balance at December 31st. The September 30th balance was equivalent to 56.38% of non-performing non-covered loans and 0.52% of total non-covered loans.

Securities

Total securities represented $5.1 billion, or 11.7%, of total assets at the end of September, reflecting a three-month increase of $879.1 million and a nine-month increase of $603.7 million. The increase in securities largely reflects the purchase of GSE obligations, which represented 92.5% of total securities at quarter-end.

The Company classifies most of its securities as held to maturity, as reflected in the balance of such securities at September 30, 2012. While held-to-maturity securities represented $4.8 billion, or 92.6%, of total securities at the end of the quarter, available-for-sale securities represented the remaining $378.5 million, or 7.4%. The September 30th balance of held-to-maturity securities was $912.1 million higher than the June 30th balance and $949.8 million higher than the balance at December 31st. Conversely, the September 30th balance of available-for-sale securities was $33.0 million lower than the June 30th balance and $346.1 million lower than the balance at December 31st.

Funding Sources

Deposits totaled $24.5 billion at the end of September, reflecting a $475.0 million decrease from the June 30th balance and a $2.2 billion increase from the balance at December 31st. The nine-month increase primarily reflects the Company's assumption of deposits in its transaction with Aurora Bank FSB ("Aurora Bank") on June 28, 2012. Consistent with management’s expectations at the time of the transaction, a portion of the assumed deposits ran off in the current third quarter, contributing to the linked-quarter decline.

Largely reflecting the Aurora Bank transaction, certificates of deposit (“CDs”) totaled $9.1 billion at the end of September, reflecting a three-month decrease of $761.7 million and a nine-month increase of $1.7 billion. Core deposits (defined as NOW and money market accounts, savings accounts, and non-interest-bearing deposits) represented $15.4 billion, or 62.9%, of total deposits at the end of September, reflecting a $286.7 million increase from the June 30th balance and a $529.7 million increase from the balance at December 31st.

Wholesale borrowings totaled $13.2 billion at the end of September, representing a $1.0 billion increase from the June 30th balance and a $269.2 million reduction from the balance at December 31st. At September 30, 2012, wholesale borrowings represented 29.9% of total assets, as compared to 28.0% and 32.0%, respectively, at the earlier dates.

Stockholders’ Equity

Stockholders’ equity totaled $5.6 billion at the end of September, representing 12.80% of total assets and a book value per share of $12.85. The September 30th balance was $30.9 million higher than the June 30th balance and $76.8 million higher than the balance at December 31st. At June 30th and December 31st, stockholders’ equity represented 12.90% and 13.24% of total assets, and book values per share of $12.78 and $12.73, respectively.

Tangible stockholders’ equity totaled $3.2 billion at the end of September, representing 7.62% of tangible assets and a tangible book value per share of $7.22. Excluding AOCL, the ratio of adjusted tangible stockholders’ equity to adjusted tangible assets equaled 7.74% at September 30, 2012.(2)

The Company’s subsidiary banks also reported solid levels of capital at the end of the current third quarter, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At September 30, 2012, New York Community Bank and New York Commercial Bank had respective Tier 1 leverage capital ratios of 8.29% and 13.61%; respective Tier 1 risk-based capital ratios of 12.69% and 16.85%; and respective total risk-based capital ratios of 13.41% and 17.45%. The minimum regulatory requirements for classification as a “well capitalized” institution are a leverage capital ratio of 5.00%, a Tier 1 risk-based capital ratio of 6.00%, and a total risk-based capital ratio of 10.00%.

Earnings Summary for the Three Months Ended September 30, 2012

In the third quarter of 2012, the Company generated GAAP earnings of $128.8 million, as compared to $131.2 million and $119.8 million, respectively, in the trailing and year-earlier three months. The respective amounts were equivalent to $0.29, $0.30, and $0.27 per diluted share.

In the third and second quarters of 2012, the Company’s GAAP earnings included after-tax net securities gains of $306,000 and $84,000, respectively. In the third quarter of 2011, the Company’s GAAP earnings included after-tax net securities gains of $4.0 million, which exceeded the impact of a $1.4 million after-tax severance charge.

Net Interest Income

In the three months ended September 30, 2012, the Company recorded net interest income of $285.0 million, reflecting a linked-quarter decrease of $11.7 million and a $10.0 million decrease year-over-year. The linked-quarter and year-over-year reductions reflect the impact of the yield curve as the average 10-year Treasury rate fell 77 basis points year-over-year and 19 basis points linked-quarter, to 1.64%, and the average two-year Treasury rate fell three basis points linked-quarter and two basis points year-over-year, to 0.26%.

Although loan production rose as the low level of market interest rates prompted a rise in refinancing activity, the replenishment of the loan portfolio occurred at lower yields. The impact was somewhat tempered by the high level of prepayment penalty income from multi-family and CRE loans held for investment, and by a meaningful increase in the average balance of loans. In addition, the Company continued to reduce its cost of interest-bearing deposits, largely reflecting the benefit of its transaction with Aurora Bank.

Linked-Quarter Comparison

The linked-quarter decrease in net interest income was the net effect of a $12.3 million decline in interest income to $442.7 million and a $563,000 decrease in interest expense to $157.8 million. While the average balance of interest-earning assets rose $205.5 million to $36.1 billion linked-quarter, the average yield on interest-earning assets fell 17 basis points to 4.90% during that time. Prepayment penalty income contributed $31.5 million to the interest income produced in the current third quarter, as compared to $32.0 million in the second quarter of this year. In addition, prepayment penalty income contributed 34 basis points to the average yield on interest-earning assets in the current third quarter, as compared to 35 basis points in the trailing three-month period.

Loans generated interest income of $394.9 million in the current third quarter, reflecting an $11.5 million decrease from the trailing-quarter amount. While the average yield on loans fell 17 basis points to 5.11%, the impact was somewhat tempered by a $135.8 million increase in the average balance of such assets to $30.9 billion during the same time. In addition, prepayment penalty income contributed 41 basis points to the average yield on loans in the current third quarter, consistent with the number contributed in the second quarter of this year.

The interest income generated by securities and money market investments, meanwhile, declined $723,000 to $47.8 million, the net effect of a $69.8 million increase in the average balance to $5.2 billion, and a ten-basis point decrease in the average yield to 3.69%.

The modest decline in interest expense was the net effect of a $1.3 billion increase in the average balance of interest-bearing liabilities to $34.8 billion and a ten-basis point decline in the average cost of funds to 1.80%. Interest-bearing deposits generated $35.9 million of the interest expense recorded during the quarter, reflecting a $501,000 decrease from the trailing-quarter level, as a $1.9 billion increase in the average balance to $22.4 billion was largely offset by a seven-basis point decline in the average cost to 0.64%. The rise in the average balance was attributable to the transaction with Aurora Bank.

Borrowed funds, meanwhile, generated interest expense of $121.9 million, slightly below the level recorded in the second quarter of this year. While the average cost of borrowed funds rose 14 basis points to 3.92%, linked-quarter, the impact was tempered by a $628.1 million decline in the average balance to $12.4 billion.

Year-Over-Year Comparison

The year-over-year reduction in net interest income was the net effect of a $19.2 million decline in interest income and a $9.2 million decline in interest expense.

While the decline in interest income was tempered by a $519.0 million rise in the average balance of interest‐earning assets, the benefit of that increase was exceeded by the impact of a 29-basis point reduction in the average yield. The interest income produced by loans fell $5.2 million year-over-year, as the average yield on such assets declined 35 basis points (despite a 24-basis point rise in the contribution of prepayment penalty income), exceeding the benefit of a $1.6 billion increase in the average balance. In addition, the interest income produced by securities and money market investments fell $14.0 million as the average balance of such assets declined $1.1 billion and the average yield fell 25 basis points.

The year-over-year reduction in interest expense was the net effect of a $1.6 billion increase in the average balance of interest-bearing liabilities and a 20-basis point reduction in the average cost of funds. The interest expense produced by deposits fell $2.1 million, as the impact of a $2.6 billion rise in the average balance was exceeded by the benefit of a 12-basis point reduction in the average cost. In addition, the interest expense produced by borrowed funds fell $7.1 million, as the benefit of a $995.5 million decline in the average balance exceeded the impact of an eight-basis point rise in the average cost.

Net Interest Margin

The Company’s net interest margin was 3.17% in the current third quarter, reflecting a 13-basis point decrease from the trailing-quarter measure and a 16-basis point decrease from the margin recorded in the third quarter of last year. While prepayment penalty income contributed 35, 36, and 14 basis points, respectively, to the margin in the three months ended September 30, 2012, June 30, 2012, and September 30, 2011, the benefit was tempered by the declining spread between short-term and intermediate-term interest rates as previously described.

Provisions for Loan Losses

The provision for losses on non-covered loans declined to $10.0 million in the current third quarter from $15.0 million and $18.0 million, respectively, in the trailing and year-earlier three months.

In addition, the Company recorded a provision for losses on covered loans of $2.8 million in the current third quarter, as compared to $18.4 million in the second quarter of this year. The provisions for losses on covered loans are primarily indicative of deterioration in the portfolios of home equity lines of credit and one-to-four family loans that were acquired in the Company’s FDIC-assisted transactions, all of which are covered by loss sharing agreements with the FDIC. The provisions for losses on covered loans recorded in the third and second quarters of 2012 were largely offset by FDIC indemnification income of $2.3 million and $14.8 million, recorded in non-interest income in the respective periods.

Non-Interest Income

Mortgage banking income continues to be the Company’s largest source of non-interest income, and consists of income from the origination and servicing of one-to-four family loans for sale. In the third quarter of 2012, income from originations rose $13.6 million and $35.6 million, respectively, to $66.5 million from the levels recorded in the trailing and year-earlier three months. The increases were attributable to the significant volume of one-to-four family loans produced for sale during the current third quarter, as the historically low level of interest rates continued to trigger a high level of refinancing activity and supported a steady level of home purchase activity.

In the third quarters of 2012 and 2011, the level of mortgage banking income recorded was somewhat tempered by servicing losses of $13.9 million and $6.6 million, respectively. In contrast, the Company recorded servicing income of $5.4 million in the three months ended June 30, 2012. Mortgage banking income thus totaled $52.6 million in the current third quarter, as compared to $58.3 million and $24.3 million, respectively, in the trailing and year-earlier three months.

In addition to mortgage banking income, the Company has three other ongoing sources of non-interest income: fee income, income from bank-owned life insurance ("BOLI"), and other income, the latter consisting primarily of revenues from the sale of third-party investment products and revenues generated by a New York Community Bank subsidiary, Peter B. Cannell & Co., Inc. Revenues from these sources totaled $26.3 million in the current third quarter, as compared to $25.0 million and $27.1 million, respectively, in the trailing and year-earlier three months. Including mortgage banking income, non-interest income from ongoing sources totaled $78.9 million in the current third quarter, as compared to $83.3 million and $51.3 million, respectively, in the earlier periods.

In addition, the Company recorded net securities gains of $510,000 in the current third quarter, as compared to $141,000 and $6.7 million, respectively, in the trailing and year-earlier three months.

Non-Interest Expense

Non-interest expense consists of operating expenses (comprised of compensation and benefits, occupancy and equipment, and general and administrative, or G&A, expenses) and the amortization of core deposit intangibles ("CDI"). In the three months ended September 30, 2012, non-interest expense totaled $153.3 million, reflecting a $2.1 million reduction from the trailing-quarter level and a $705,000 increase from the year-earlier amount. The level of non-interest expense in the third quarter of 2011 included severance charges of $2.3 million that were recorded in compensation and benefits expense.

Operating expenses accounted for $148.5 million of non-interest expense in the current third quarter, reflecting a linked-quarter reduction of $2.0 million and a year-over-year increase of $1.9 million. The linked-quarter decline was largely due to a $2.6 million decrease in G&A expense to $51.1 million, primarily reflecting a reduction in the costs of managing and disposing of foreclosed properties. While the decline in operating expenses also reflects a modest drop in occupancy and equipment expense, the benefit was exceeded by an $825,000 increase in compensation and benefits expense to $74.4 million.

The year-over-year increase in operating expenses was due to G&A and occupancy and equipment expenses, which rose $3.2 million and $1.2 million, respectively. The impact of the increase in such costs was tempered by a $2.5 million decline in compensation and benefits expense from the year-earlier level, which included the aforementioned severance charge. The year-over-year rise in G&A expense was due to a rise in foreclosed property management-related expenses and higher variable mortgage banking-related costs.

The efficiency ratio rose to 40.50% from 38.12% on a linked-quarter basis, as the benefit of the reduction in operating expenses was offset by the impact of the linked-quarter drop in total revenues. Conversely, the efficiency ratio improved from 41.50% in the third quarter of 2011 as the impact of the increase in operating expenses was exceeded by the benefit of the year-over-year rise in total revenues.(3)

Income Tax Expense

Income tax expense totaled $71.7 million in the current third quarter, down $3.1 million from the trailing-quarter level and $9.0 million higher than the year-earlier amount. While pre-tax income fell $5.5 million to $200.5 million linked-quarter, the year-over-year comparison reflects an increase of $18.0 million. In addition, the effective tax rate was 35.8% in the current third quarter, as compared to 36.3% in the trailing quarter and 34.4% in the third quarter of last year.

About New York Community Bancorp, Inc.

With assets of $44.1 billion at September 30, 2012, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 240 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Release Conference Call

As previously announced, the Company will host a conference call on Wednesday, October 24, 2012, at 9:30 a.m. (Eastern Time) to discuss its third quarter 2012 performance and strategies. The conference call may be accessed by dialing (800) 894-5910 (for domestic calls) or (785) 424-1052 (for international calls) and providing the following access code: 3Q12NYCB. A replay will be available approximately two hours following completion of the call through midnight on October 28th, and may be accessed by calling (800) 374-1216 (domestic) or (402) 220-0681 (international) and providing the same access code. The conference call also will be webcast at ir.myNYCB.com, and archived through 5:00 p.m. on November 21, 2012.

Forward-Looking Statements

This earnings release and the associated conference call may include forward-looking statements by the Company and our authorized officers pertaining to such matters as our goals, intentions, and expectations regarding revenues, earnings, loan production, asset quality, and acquisitions, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; and our ability to achieve our financial and other strategic goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. Additionally, forward-looking statements speak only as of the date they are made; the Company does not assume any duty, and does not undertake, to update our forward-looking statements. Furthermore, because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in our statements, and our future performance could differ materially from our historical results.

Our forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; our ability to retain key members of management; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations, and our ability to realize related revenue synergies and cost savings within expected time frames; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties and/or are beyond our control.

Greater detail regarding some of these factors is provided in our Form 10-K for the year ended December 31, 2011 and our Forms 10-Q for the three months ended March 31 and June 30, 2012, including in the Risk Factors section of those and other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, our conference call, during investor presentations, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

- Financial Statements and Highlights Follow ‐

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
(in thousands, except share data)

	September 30,	December 31,
	2012	2011
	(unaudited)
Assets
Cash and cash equivalents	$2,538,290	$2,001,737
Securities:
Available-for-sale	378,514	724,662
Held-to-maturity	4,765,694	3,815,854
Total securities	5,144,208	4,540,516
Loans held for sale	1,211,767	1,036,918
Non-covered mortgage loans held for investment:
Multi-family	18,475,364	17,432,665
Commercial real estate	7,193,937	6,855,888
Acquisition, development, and construction	383,710	445,387
One-to-four family	131,115	127,361
Total non-covered mortgage loans held for investment	26,184,126	24,861,301
Non-covered other loans held for investment	638,724	671,517
Total non-covered loans held for investment	26,822,850	25,532,818
Less: Allowance for losses on non-covered loans	(139,015)	(137,290)
Non-covered loans held for investment, net	26,683,835	25,395,528
Covered loans	3,400,624	3,753,031
Less: Allowance for losses on covered loans	(54,591)	(33,323)
Covered loans, net	3,346,033	3,719,708
Total loans, net	31,241,635	30,152,154
Federal Home Loan Bank stock, at cost	473,629	490,228
Premises and equipment, net	253,504	250,859
FDIC loss share receivable	594,994	695,179
Goodwill	2,436,131	2,436,131
Core deposit intangibles, net	36,734	51,668
Other assets (includes $50,404 and $71,400, respectively,
of other real estate owned covered by loss sharing agreements)	1,374,670	1,405,830
Total assets	$44,093,795	$42,024,302

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$8,814,151	$8,757,198
Savings accounts	4,122,015	3,953,859
Certificates of deposit	9,091,022	7,373,263
Non-interest-bearing accounts	2,494,435	2,189,810
Total deposits	24,521,623	22,274,130
Borrowed funds:
Wholesale borrowings	13,170,008	13,439,193
Junior subordinated debentures	427,077	426,936
Other borrowings	4,300	94,284
Total borrowed funds	13,601,385	13,960,413
Other liabilities	328,322	224,055
Total liabilities	38,451,330	36,458,598
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 439,133,951 and 437,426,665
shares issued, and 439,114,402 and 437,344,796 shares outstanding, respectively)	4,391	4,374
Paid-in capital in excess of par	5,321,655	5,309,269
Retained earnings	374,351	324,967
Treasury stock, at cost (19,549 and 81,869 shares, respectively)	(258)	(996)
Accumulated other comprehensive loss, net of tax:
Net unrealized gain on securities available for sale, net of tax	10,871	1,321
Net unrealized loss on the non-credit portion of other-than-temporary impairment losses, net of tax	(13,552)	(13,627)
Pension and post-retirement obligations, net of tax	(54,993)	(59,604)
Total accumulated other comprehensive loss, net of tax	(57,674)	(71,910)
Total stockholders’ equity	5,642,465	5,565,704
Total liabilities and stockholders’ equity	$44,093,795	$42,024,302

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011
Interest Income:
Mortgage and other loans	$394,935	$406,481	$400,114	$1,199,600	$1,224,348
Securities and money market investments	47,776	48,499	61,777	144,729	177,474
Total interest income	442,711	454,980	461,891	1,344,329	1,401,822

Interest Expense:
NOW and money market accounts	9,106	9,357	9,095	27,196	30,647
Savings accounts	3,288	3,565	3,696	10,349	12,029
Certificates of deposit	23,516	23,489	25,173	70,725	77,099
Borrowed funds	121,851	121,913	128,960	366,039	381,884
Total interest expense	157,761	158,324	166,924	474,309	501,659
Net interest income	284,950	296,656	294,967	870,020	900,163
Provision for losses on non-covered loans	10,000	15,000	18,000	40,000	59,000
Provision for losses on covered loans	2,820	18,448	--	21,268	8,708
Net interest income after provisions for loan losses	272,130	263,208	276,967	808,752	832,455

Non-Interest Income:
Fee income	9,427	9,433	11,544	28,618	35,586
Bank-owned life insurance	6,781	6,802	6,890	23,168	21,343
Net gain on sales of securities	510	141	6,734	1,369	35,469
Gain on business disposition	--	--	--	--	9,823
Loss on other-than-temporary impairment of securities	--	--	--	--	(18,124)
Mortgage banking income	52,581	58,323	24,274	146,069	55,986
FDIC indemnification income	2,256	14,759	--	17,015	7,624
Other income	10,102	8,747	8,627	25,619	27,860
Total non-interest income	81,657	98,205	58,069	241,858	175,567

Non-Interest Expense:
Operating expenses:
Compensation and benefits	74,416	73,591	76,898	221,624	222,184
Occupancy and equipment	22,956	23,249	21,711	68,089	65,421
General and administrative	51,094	53,669	47,918	154,280	146,139
Total operating expenses	148,466	150,509	146,527	443,993	433,744
Amortization of core deposit intangibles	4,855	4,920	6,089	14,934	20,618
Total non-interest expense	153,321	155,429	152,616	458,927	454,362
Income before income taxes	200,466	205,984	182,420	591,683	553,660
Income tax expense	71,668	74,772	62,670	213,420	191,275
Net Income	$128,798	$131,212	$119,750	$378,263	$362,385

Basic earnings per share	$0.29	$0.30	$0.27	$0.86	$0.82
Diluted earnings per share	$0.29	$0.30	$0.27	$0.86	$0.82

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP EARNINGS AND NON-GAAP EARNINGS (CASH EARNINGS)
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles ("GAAP"), we believe that they are important because of their contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear under “Reconciliations of GAAP and Non-GAAP Capital Measures” on page 12 of this release.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings, although non-GAAP, are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended September 30, 2012, June 30, 2012, and September 30, 2011 and for the nine months ended September 30, 2012 and 2011 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Nine Months Ended
	Sept. 30, 2012	June 30, 2012	Sept. 30, 2011	Sept. 30, 2012	Sept. 30, 2011
GAAP Earnings	$128,798	$131,212	$119,750	$378,263	$362,385
Additional contributions to tangible stockholders’ equity:(1)
Amortization and appreciation of shares held in stock-related benefit plans	5,140	5,265	4,139	15,476	11,756
Associated tax effects	375	319	266	340	2,518
Loss on other-than-temporary impairment of securities	--	--	--	--	10,800
Amortization of core deposit intangibles	4,855	4,920	6,089	14,934	20,618
Total additional contributions to tangible stockholders’ equity (1)	10,370	10,504	10,494	30,750	45,692
Cash earnings	$139,168	$141,716	$130,244	$409,013	$408,077

Diluted GAAP Earnings per Share	$0.29	$0.30	$0.27	$0.86	$0.82
Add back:
Amortization and appreciation of shares held in stock-related benefit plans	0.02	0.01	0.01	0.04	0.03
Associated tax effects	--	--	--	--	0.01
Loss on other-than-temporary impairment of securities	--	--	--	--	0.03
Amortization of core deposit intangibles	0.01	0.01	0.02	0.03	0.05
Total additions	0.03	0.02	0.03	0.07	0.12
Diluted cash earnings per share	$0.32	$0.32	$0.30	$0.93	$0.94

Cash Earnings Data:
Cash return on average assets	1.29%	1.35%	1.26%	1.29%	1.33%
Cash return on average tangible assets (1)	1.37	1.44	1.34	1.37	1.42
Cash return on average stockholders’ equity	10.02	10.19	9.47	9.84	9.91
Cash return on average tangible stockholders’ equity (1)	18.06	18.38	17.34	17.82	18.22
Cash efficiency ratio (2)	39.10	36.78	40.33	38.54	38.58
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures that appear on page 12 of this release.
(2)	We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF GAAP AND NON-GAAP CAPITAL MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not calculated in accordance with GAAP, management uses these non-GAAP capital measures in their analysis of our financial performance. We believe that these non-GAAP capital measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended September 30, 2012, June 30, 2012, and December 31, 2011 and the nine months ended September 30, 2012 and 2011 follow:

	At or for the			At or for the
	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Dec. 31,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011
(in thousands)
Total Stockholders’ Equity	$5,642,465	$5,611,519	$5,565,704	$5,642,465	$5,573,571
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(36,734)	(41,589)	(51,668)	(36,734)	(57,116)
Tangible stockholders’ equity	$3,169,600	$3,133,799	$3,077,905	$3,169,600	$3,080,324

Total Assets	$44,093,795	$43,487,347	$42,024,302	$44,093,795	$41,969,028
Less: Goodwill	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)	(2,436,131)
Core deposit intangibles	(36,734)	(41,589)	(51,668)	(36,734)	(57,116)
Tangible assets	$41,620,930	$41,009,627	$39,536,503	$41,620,930	$39,475,781

Tangible Stockholders’ Equity	$3,169,600	$3,133,799	$3,077,905	$3,169,600	$3,080,324
Add back: Accumulated other comprehensive loss, net of tax	57,674	64,129	71,910	57,674	51,775
Adjusted tangible stockholders’ equity	$3,227,274	$3,197,928	$3,149,815	$3,227,274	$3,132,099

Tangible Assets	$41,620,930	$41,009,627	$39,536,503	$41,620,930	$39,475,781
Add back: Accumulated other comprehensive loss, net of tax	57,674	64,129	71,910	57,674	51,775
Adjusted tangible assets	$41,678,604	$41,073,756	$39,608,413	$41,678,604	$39,527,556

Average Stockholders’ Equity	$5,557,693	$5,565,581	$5,535,114	$5,542,140	$5,490,364
Less: Average goodwill and core deposit intangibles	(2,476,056)	(2,480,921)	(2,491,327)	(2,480,980)	(2,504,078)
Average tangible stockholders’ equity	$3,081,637	$3,084,660	$3,043,787	$3,061,160	$2,986,286

Average Assets	$43,205,076	$41,916,854	$41,683,129	$42,293,878	$40,944,948
Less: Average goodwill and core deposit intangibles	(2,476,056)	(2,480,921)	(2,491,327)	(2,480,980)	(2,504,078)
Average tangible assets	$40,729,020	$39,435,933	$39,191,802	$39,812,898	$38,440,870

Net Income	$128,798	$131,212	$117,652	$378,263	$362,385
Add back: Amortization of core deposit intangibles, net of tax	2,913	2,952	3,269	8,960	12,371
Adjusted net income	$131,711	$134,164	$120,921	$387,223	$374,756

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended
September 30, 2012	June 30, 2012
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,916,239	$394,935	5.11%	$30,780,471	$406,481	5.28%
Securities and money market investments	5,182,436	47,776	3.69	5,112,683	48,499	3.79
Total interest-earning assets	36,098,675	442,711	4.90	35,893,154	454,980	5.07
Non-interest-earning assets	7,106,401	6,023,700
Total assets	$43,205,076	$41,916,854
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,842,331	$9,106	0.41%	$8,805,432	$9,357	0.43%
Savings accounts	4,127,076	3,288	0.32	4,080,984	3,565	0.35
Certificates of deposit	9,472,750	23,516	0.99	7,641,613	23,489	1.24
Total interest-bearing deposits	22,442,157	35,910	0.64	20,528,029	36,411	0.71
Borrowed funds	12,354,988	121,851	3.92	12,983,063	121,913	3.78
Total interest-bearing liabilities	34,797,145	157,761	1.80	33,511,092	158,324	1.90
Non-interest-bearing deposits	2,448,685	2,466,411
Other liabilities	401,553	373,770
Total liabilities	37,647,383	36,351,273
Stockholders’ equity	5,557,693	5,565,581
Total liabilities and stockholders’ equity	$43,205,076	$41,916,854
Net interest income/interest rate spread	$284,950	3.10%	$296,656	3.17%
Net interest margin	3.17%	3.30%
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x	1.07	x

Core deposits (1)	$15,418,092	$12,394	0.32%	$15,352,827	$12,922	0.34%
(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Three Months Ended September 30,
2012	2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,916,239	$394,935	5.11%	$29,307,784	$400,114	5.46%
Securities and money market investments	5,182,436	47,776	3.69	6,271,884	61,777	3.94
Total interest-earning assets	36,098,675	442,711	4.90	35,579,668	461,891	5.19
Non-interest-earning assets	7,106,401	5,682,316
Total assets	$43,205,076	$41,261,984
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,842,331	$9,106	0.41%	$8,568,443	$9,095	0.42%
Savings accounts	4,127,076	3,288	0.32	3,923,401	3,696	0.37
Certificates of deposit	9,472,750	23,516	0.99	7,332,241	25,173	1.36
Total interest-bearing deposits	22,442,157	35,910	0.64	19,824,085	37,964	0.76
Borrowed funds	12,354,988	121,851	3.92	13,350,451	128,960	3.84
Total interest-bearing liabilities	34,797,145	157,761	1.80	33,174,536	166,924	2.00
Non-interest-bearing deposits	2,448,685	2,219,795
Other liabilities	401,553	366,427
Total liabilities	37,647,383	35,760,758
Stockholders’ equity	5,557,693	5,501,226
Total liabilities and stockholders’ equity	$43,205,076	$41,261,984
Net interest income/interest rate spread	$284,950	3.10%	$294,967	3.19%
Net interest margin	3.17%	3.33%
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x	1.07	x

Core deposits (1)	$15,418,092	$12,394	0.32%	$14,711,639	$12,791	0.34%
(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

For the Nine Months Ended
September 30, 2012	September 30, 2011
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$30,764,635	$1,199,600	5.20%	$28,816,967	$1,224,348	5.67%
Securities and money market investments	5,076,957	144,729	3.80	5,773,211	177,474	4.10
Total interest-earning assets	35,841,592	1,344,329	5.00	34,590,178	1,401,822	5.40
Non-interest-earning assets	6,452,286	6,354,770
Total assets	$42,293,878	$40,944,948
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$8,816,279	$27,196	0.41%	$8,598,278	$30,647	0.48%
Savings accounts	4,063,996	10,349	0.34	3,952,332	12,029	0.41
Certificates of deposit	8,183,101	70,725	1.15	7,405,528	77,099	1.39
Total interest-bearing deposits	21,063,376	108,270	0.69	19,956,138	119,775	0.80
Borrowed funds	12,917,141	366,039	3.78	13,140,027	381,884	3.88
Total interest-bearing liabilities	33,980,517	474,309	1.86	33,096,165	501,659	2.03
Non-interest-bearing deposits	2,413,444	2,008,140
Other liabilities	357,777	350,279
Total liabilities	36,751,738	35,454,584
Stockholders’ equity	5,542,140	5,490,364
Total liabilities and stockholders’ equity	$42,293,878	$40,944,948
Net interest income/interest rate spread	$870,020	3.14%	$900,163	3.37%
Net interest margin	3.23%	3.47%
Ratio of interest-earning assets to interest-bearing liabilities	1.05	x	1.05	x

Core deposits (1)	$15,293,719	$37,545	0.33%	$14,558,750	$42,676	0.39%
(1)	Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(dollars in thousands, except share and per share data)
(unaudited)

	For the Three Months Ended			For the Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2012	2012	2011	2012	2011
GAAP EARNINGS DATA:
Net income	$128,798	$131,212	$119,750	$378,263	$362,385
Basic earnings per share	$0.29	$0.30	$0.27	$0.86	$0.82
Diluted earnings per share	0.29	0.30	0.27	0.86	0.82
Return on average assets	1.19%	1.25%	1.16%	1.19%	1.18%
Return on average tangible assets (1)	1.29	1.36	1.27	1.30	1.30
Return on average stockholders’ equity	9.27	9.43	8.71	9.10	8.80
Return on average tangible stockholders’ equity (1)	17.10	17.40	16.43	16.87	16.73
Efficiency ratio (2)	40.50	38.12	41.50	39.93	40.32
Operating expenses to average assets	1.37	1.44	1.42	1.40	1.41
Interest rate spread	3.10	3.17	3.19	3.14	3.37
Net interest margin	3.17	3.30	3.33	3.23	3.47
Shares used for basic EPS computation	437,787,688	437,820,639	436,243,926	437,692,411	435,980,390
Shares used for diluted EPS computation	437,793,352	437,824,702	436,277,566	437,697,437	436,351,749
(1)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.
(2)	We calculate our GAAP efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

	At or for the Three Months Ended
	September 30,	June 30,	December 31,
	2012	2012	2011
CAPITAL MEASURES:
Book value per share	$12.85	$12.78	$12.73
Tangible book value per share (1)	7.22	7.14	7.04
Stockholders’ equity to total assets	12.80%	12.90%	13.24%
Tangible stockholders’ equity to tangible assets (1)	7.62	7.64	7.78
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.74	7.79	7.95

ASSET QUALITY RATIOS:
Non-performing non-covered loans to total loans	0.82%	0.84%	1.11%
Non-performing non-covered assets to total assets	0.66	0.69	0.98
Allowance for losses on non-covered loans to non-performing non-covered loans	56.38	54.73	42.14
Allowance for losses on non-covered loans to total non-covered loans	0.52	0.52	0.54
Net charge-offs during the period to average loans during the period (non-annualized)	0.03	0.05	0.07
Net charge-offs during the period to the average allowance for losses on non-covered loans during the period (“allowance utilization ratio”)	6.52	10.20	16.06
(1)	Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.

Footnotes to the Text

(1)	Cash earnings and the related profitability measures are non-GAAP financial measures. Please see the reconciliations of our GAAP earnings and cash earnings on page 11 of this release.

(2)	Tangible assets and tangible stockholders’ equity are non-GAAP capital measures. Please see the reconciliations of our GAAP and non-GAAP capital measures on page 12 of this release.

(3)	We calculate our efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income.

CONTACT:
New York Community Bancorp, Inc.
Investors:
Ilene A. Angarola, 516-683-4420
or
Media:
Kelly Maude Leung, 516-683-4032